Exhibit 3.06

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALTA WIND 1-5 HOLDING COMPANY, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Alta Wind 1-5 Holding Company, LLC (the “Company”) dated as of this 18th day of May, 2011, is entered into by Alta Wind Company, LLC as the sole Member of the Company (the “Member”).

RECITAL

The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE I

The Limited Liability Company

1.1            Formation. The Company was formed as a limited liability company under the Act on the filing of the Certificate of Formation with the Secretary of State of the State of Delaware in conformity with the Act on May 18, 2011. The Company and, if required, the Member shall execute or cause to be executed from time to time all other instruments, certificates, notices, and documents and shall do, or cause to be done, all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware, including any amendments required under the Act to reflect the provisions of this Agreement.

1.2            Name. The name of the Company shall be “Alta Wind 1-5 Holding Company, LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3            Business Purpose; Powers. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.4            Registered Office and Agent. The initial registered office of the Company shall be 615 South Dupont Hwy., City of Dover, State of Delaware. The Company’s Registered Agent at such address shall be National Corporate Research, Inc. The Member may change the registered office and registered agent at any time on compliance with the applicable provisions of the Act.

1.5            Term. The Company shall have perpetual existence.

ARTICLE II

The Member

2.1           The Member. The name and address of the Member is as follows:

Name	Address

Alta Wind Company, LLC	c/o Terra-Gen Power, LLC
1095 Avenue of the Americas
25th Floor, Suite A
New York, NY 10036

2.2            Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3            Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

2.4            Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5            Admission of Member. New Member shall be admitted only upon the approval of the Member.

ARTICLE III

Management by the Member

3.1            Management. The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

3.2            Officers and Related Persons. The Member shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

ARTICLE IV

Miscellaneous

4.1            Separateness.

(a)                      The Company shall not be a general partner or a limited partner in any general or limited partnership or joint venture in any joint venture.

(b)                      The Company shall maintain separate bank accounts and separate books and accounts from and all other persons. The separate liabilities of the Company shall be readily distinguishable from the liabilities of all other persons.

(c)                       The Company shall conduct its business solely in its own name in a manner not misleading to other persons as to its identity.

4.2            Separateness.

(a)                      The Company shall not be a general partner or a limited partner in any general or limited partnership or joint venture in any joint venture.

(b)                       The Company shall maintain separate bank accounts and separate books and accounts from and all other persons. The separate liabilities of the Company shall be readily distinguishable from the liabilities of all other persons.

(c)                        The Company shall conduct its business solely in its own name in a manner not misleading to other persons as to its identity.

4.1            Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

4.2            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first above written.

ALTA WIND COMPANY, LLC

By:	/s/ Michael Kowal